Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of The Stanley Works and subsidiaries (the “Company”) for the issuance of its common stock, preferred stock, debt securities, warrants, depositary shares, stock purchase contracts, and stock purchase units and to the incorporation by reference therein of our report dated February 21, 2008, except as it relates to the effects of the discontinued operations discussed in Note T, for which the date is September 17, 2008, with respect to the 2007 consolidated financial statements and related financial statement schedule of the Company included in its Current Report (Form 8-K) dated September 22, 2008 and our report dated February 21, 2008 on the effectiveness of internal control over financial reporting of the Company, included in the Company’s 2007 Annual Report on Form 10-K and incorporated herein by reference.

/s/ Ernst & Young LLP

Hartford, Connecticut

September 17, 2008